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                                                                 EXHIBIT (e)(8)

                FORM OF AMENDMENT TO MARSH EMPLOYMENT AGREEMENT

  The Employment Agreement between Fort James Corporation, a Virginia corporation (the "Company"), and Miles L. Marsh (the "Executive"), dated as of the 1st of January, 2000, is hereby amended, effective as of July 13, 2000, as set forth below:

  1. Section 2(b)(ii) of the Agreement is hereby amended by adding the following sentence to the end of such Section:

  "Notwithstanding anything in this Agreement to the contrary, in the event that Georgia Pacific Corporation consummates a tender offer for the shares of common stock of the Company during 2001, for purposes of determining the Executive's Annual Bonus under this Agreement, the Effective Date shall be December 30, 2000, and the Employment Period shall be treated as beginning on such date."

  2. Section 4(a)(i)(A)(2)(x) of the Agreement is hereby amended by adding the following words before the words "(the `Minimum Bonus')":

  ", including the Annual Bonus paid or payable in respect of calendar year 2000 pursuant to the last sentence of Section 2(b)(ii) without regard to when the Date of Termination occurs"

  3. Section 4(a)(iii) of the Agreement is hereby amended by deleting the last sentence of such Section and adding a new last sentence to such Section as set forth below:

  "Following the end of the three-year period (two-year period in the case of a Nonrenewal Termination) of welfare benefit coverage set forth in this
  Section 4(a)(iii), the Company shall provide the Executive (and the Executive's eligible dependents) with continuous retiree medical and dental benefit coverage no less favorable than the coverage provided to retirees of the Company (and their dependents) during the 120-day period immediately preceding the Effective Date, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or dental benefits under another employer provided plan or becomes eligible for medical or dental benefits under Medicare, the retiree medical and dental benefits described herein shall be secondary to those provided under such other plan or Medicare, as applicable."

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